EXHIBIT 10.2

MUTUAL GENERAL RELEASE

This Mutual General Release is made and entered into as of the 30th day of June, 2006 (the “Separation Date”), by and between John Edward Duffy (hereinafter “Executive”) and Hickory Tech Corporation and its subsidiaries or affiliates (hereinafter collectively referred to as the “Company”).

WHEREAS, Executive and Company are parties to a Separation Agreement and Mutual General Release dated June 2, 2006 (hereinafter, the “Agreement”);

WHEREAS, Executive and Company mutually intend to settle any and all claims that each may have against the other as a result of any act, occurrence, decision or omission occurring subsequent to the signing of the Agreement and prior to the signing of this Mutual General Release, including, but not limited to, any matter or fact arising out of the events giving rise to the Agreement or this Mutual General Release;

WHEREAS, under the terms of the Agreement, which Executive agrees is fair and reasonable, Executive promised to enter into this Mutual General Release as a condition precedent to the separation payments and benefits conferred under the Agreement and the Company, in turn, promised to enter into this Mutual General Release as well;

NOW, THEREFORE, in consideration of the provisions and the mutual covenants contained herein, the parties agree as follows:

1.             Release of Claims by Executive. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the Company’s hiring of Executive, Executive’s employment with the Company, Executive’s compensation while employed with the Company, and the termination of Executive’s employment with the Company. Executive agrees that in exchange for the Company’s promises in the Agreement and in exchange for the consideration to be paid to Executive by the Company as described in the Agreement, as well as his continuing employment through the Separation Date, Executive, on behalf of himself and his heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, assigns, parent companies, affiliates, subsidiaries, and related companies, and their respective officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the Company’s hiring of Executive, Executive’s compensation while employed with the Company, Executive’s employment with the Company, the termination of Executive’s employment with the Company, and any other actions, decisions, alleged omissions, or events occurring on or prior to the Separation Date.

A.            Executive understands and agrees that his release of claims in this Agreement includes, but is not limited to, any claims he may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age

Discrimination in Employment Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, or any other federal, state, or local statute, ordinance, or law.

B.            Executive also understands that he is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, violation of Minn. Stat. § 176.82, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

C.            Executive agrees that he will not institute any lawsuit against the Released Parties arising from or relating to the Company’s hiring of Executive, Executive’s employment with the Company, Executive’s compensation while employed with the Company, the termination of Executive’s employment with the Company, or any other actions, decisions, alleged omissions, or events occurring prior to Executive’s signing of this Agreement.

D.            To the extent required by law, nothing contained in this Mutual General Release will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the Company’s hiring of Executive, Executive’s employment with the Company, Executive’s compensation while employed with the Company, the termination of Executive’s employment with the Company, or any other actions, decisions, alleged omissions, or events occurring on or prior to the Separation Date.

E.             Notwithstanding any of the foregoing, this Mutual General Release shall not apply with respect to any rights or claims which Executive may have under the terms of the Agreement itself or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company’s benefit plans or to the Executive’s right to be indemnified by the Company pursuant to the terms of its bylaws and applicable law.

F.             Executive may revoke his release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act and/or the Minnesota Human Rights Act, by informing the Company of his intent to revoke his release within fifteen (15) calendar days following his execution of this Agreement. Executive understands that any such revocation must be stated in writing and delivered by hand or by certified mail-return receipt requested within the fifteen (15) day period to Mary Jacobs, Vice President of Human Resources, Hickory Tech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248. If Executive exercises his right to revoke or rescind, the Company may, at its option, either nullify the Agreement in its entirety, or keep it in effect in all respects other than as to that portion of Executive’s release of claims that he has revoked or rescinded. Executive understands that, if the Company chooses to nullify the Agreement in its entirety, the Company will have no obligations under the Agreement to Executive or to others whose rights derive from Executive, and Executive will be required to repay to the Company any payments made to him or any benefits conferred upon him pursuant to the Agreement prior to the date of his revocation or rescission.

G.            Executive acknowledges that the Agreement shall not become effective or enforceable until the revocation period identified above has expired without notice of revocation having been made.

2.             Release of Claims by Company. The Company unconditionally releases and discharges Executive, his agents, heirs, and representatives from any and all claims, demands, actions, liability, damages or rights of any kind arising out of or resulting from any matter, fact or thing occurring prior to the Separation Date. Notwithstanding any of the foregoing, the Company’s release of claims shall not apply with respect to any rights or claims which the Company may have under the terms of this Agreement or to any claims which the Company may have as a result of any regulatory or compliance matters or claims brought by third parties on the basis of any facts or circumstances not previously disclosed by Executive to the Board of Directors of the Company. Executive warrants and represents that he has not engaged in any activities during his employment with the Company that he reasonably believes would constitute a regulatory or compliance violation or provide the basis for a third party claim against the Company.

3.             This Mutual General Release shall be binding upon, and insure to the benefit of, Executive and the Company and their respective successors and permitted assigns.

4.             Executive hereby acknowledges and states that he has read this Mutual General Release and the Agreement and that he has been advised to consult with an attorney prior to signing this Mutual General Release. Executive further represents that he has had adequate time to consider the terms of this Mutual General Release as well as those of the Agreement, that they are both written in language which is understandable to him, that he fully appreciates the meaning of the terms of this Mutual General Release, and that he enters into this Mutual General Release freely and voluntarily.

IN WITNESS WHEREOF, Executive and the Company, after due consideration and consultation, have authorized, executed, and delivered this Mutual General Release all as of the date first above written.

/s/ John Edward Duffy
John Edward Duffy

Hickory Tech Corporation

By	/s/ Starr J. Kirklin

Its	Chairman